EXHIBIT 10.82

October 25, 2010

JEN I, L.P. c/o JEN Partners, LLC 551 Madison Avenue Suite 300 New York, NY 10022 Attn: Reuben Leibowitz	JEN Residential LP c/o JEN Partners, LLC 551 Madison Avenue Suite 300 New York, NY 10022 Attn: Reuben Leibowitz

Ladies and Gentlemen:

Reference is hereby made to that certain Master Transaction Agreement, dated as of October 25, 2010, by and among Avatar Holdings, Inc. (“Avatar”), Avatar Properties Inc. (“API”), JEN Partners LLC (“JEN”) and the seller parties thereto (the “Sellers”) (the “Master Agreement”). Capitalized terms used and not defined herein shall have the respective meaning ascribed to them in the Master Agreement.

JEN I, L.P. (“JEN I”) and JEN Residential LP (“JEN Res” and, together with JEN I, the “JEN Holders”) hereby acknowledge that, as a condition to Avatar’s and API’s willingness to enter into the Master Agreement, Avatar and API have required that the JEN Holders enter into this letter agreement (this “Agreement”).

As of the date hereof and after giving effect to the transactions contemplated by the Master Agreement, each JEN Holder is the record and beneficial owner of the shares of common stock, $1.00 par value, of Avatar (“Avatar Common Stock”) listed opposite its name on Exhibit A (such shares, together with any other shares of Avatar Common Stock acquired by JEN, a JEN Holder or any of their respective Affiliates (collectively, the “JEN Group”) after the date hereof, being collectively referred to herein as the “JEN Shares”).

1.1            Agreement to Vote.

(a)            Voting. From the date hereof until the date (the “Vote Termination Date”) on which neither Reuben Leibowitz nor Allen Anderson serves on the board of directors of Avatar (the “Board”), at each meeting of the stockholders of Avatar pertaining to the election of directors however called (or any action by written consent in lieu of a meeting pertaining to the election of directors) or any adjournment thereof, each JEN Holder shall appear at such meeting of stockholders or otherwise cause all JEN Shares to be counted as present thereat for the purpose of establishing a quorum, and vote all JEN Shares (or cause them to be voted) or (as appropriate) execute written consents in respect thereof, in favor of all individuals nominated by Avatar to be elected to the Board. Any such vote shall be cast (or consent shall be given) by the JEN Holders in accordance with the procedures governing such meeting or consent so as to ensure that it is duly counted, including for purposes of determining that a quorum is present and for purposes of recording the results of such vote (or consent) pertaining to the election of directors.

(b)            Proxy.

(i)                In furtherance of the JEN Holders’ agreement in Section 1.1(a) above, but subject to the following sentence, each JEN Holder hereby irrevocably constitutes and appoints Avatar and any officer(s) of Avatar designated as proxy or proxies by Avatar as its attorney-in-fact and proxy in accordance with the Delaware General Corporation Law (the “DGCL”) (with full power of substitution and re-substitution), for and in the name, place and stead of such JEN Holder, to vote all JEN Shares at any meeting of stockholders of Avatar pertaining to the election of directors however called (or any adjournment or postponement thereof), or to execute one or more written consents in respect of JEN Shares, in each case, in favor of all individuals nominated by Avatar to be elected to the Board.

(ii)               Such proxy shall be valid and irrevocable until the Vote Termination Date. Each JEN Holder represents that no other proxies have been given in respect of its JEN Shares. Each JEN Holder affirms that the foregoing proxy is (x) given to secure the performance of such JEN Holder’s obligations under this Agreement and (y) irrevocable until the Vote Termination Date and coupled with an interest in accordance with the provisions of Section 212(e) of the DGCL. If for any reason the proxy granted herein is not irrevocable or is for any reason unenforceable, then each JEN Holder irrevocably agrees to vote or to direct the voting or the execution of written consents in respect of its JEN Shares in accordance with, and to the extent set forth in, Section 1.1(a).

(iii)              The inspector of elections at any meeting of the stockholders of Avatar shall have the sole authority to make any determinations with regard to the voting of the JEN Shares, and any other determinations required under this Section 1.1 and any determination by such inspector of elections shall be conclusive and binding, absent manifest error.

1.2            Standstill. Each JEN Holder agrees that, during the period commencing on the date hereof until the date on which the members of the JEN Group, in the aggregate, no longer beneficially own 5% or more of the outstanding shares of Avatar Common Stock or are required to file a Schedule 13D or Schedule 13G (or, in each case, any document that serves as a successor thereto) (in each case, a “5% Filing”) with the Securities and Exchange Commission (the “SEC”) pursuant to applicable law with respect to their beneficial ownership of shares of Avatar Common Stock, it will not, and will cause each of its Affiliates not to, do or agree to do any of the following without the prior written consent of Avatar:

(a)            acquire, offer or propose to acquire, solicit an offer to sell or agree to acquire, directly or indirectly, alone or in concert with others, by purchase or otherwise, any direct or indirect beneficial interest in any voting securities of Avatar or direct or indirect rights, warrants or options to acquire, or securities convertible into or exchangeable for, any voting securities of Avatar; provided, that nothing herein shall prohibit the JEN Holders from acquiring shares of Avatar Common Stock in accordance with the terms and conditions of the Earnout Agreement;

(b)            make, or in any way participate in, directly or indirectly, alone or in concert with others, any “solicitation” of “proxies” to vote (as such terms are used in the proxy rules of the SEC promulgated pursuant to Section 14 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), or seek to advise or influence in any manner whatsoever any Person with respect to the voting of, any voting securities of Avatar with respect to, in each case, any of the matters described in Section 1.2(d);

(c)            form, join or in any way participate in a “group” within the meaning of Section 13(d)(3) of the Exchange Act with respect to any voting securities of Avatar in connection with any of the matters described in Section 1.2(d); provided, that nothing herein shall prohibit the JEN Holders from filing or amending any 5% Filing in respect of shares of Avatar Common Stock acquired pursuant to the Master Agreement or the Earnout Agreement or otherwise acquired in accordance with the Agreement;

(d)            otherwise act, alone or in concert with others, to seek to propose to Avatar or any of its stockholders any merger, business combination, restructuring, recapitalization or other similar transaction to or with Avatar or otherwise seek, alone or in concert with others, to control, change or influence the management or Board or nominate any person as a director who is not nominated by the then incumbent directors, or propose any matter to be voted upon by the stockholders of Avatar; or

(e)            subject to the other provisions of this Section 1.2, take any action that could reasonably be expected to compel Avatar to make a public announcement regarding any of the matters referred to in clauses (a) through (d) of this Section 1.2, or publicly announce an intention to do, or enter into any arrangement or understanding with others to do, any of the actions restricted or prohibited under clauses (a) through (d) of this Section 1.2.

Notwithstanding the foregoing, (1) the members of the JEN Group may take any of the actions otherwise prohibited by Section 1.2(a) so long as, after giving effect to any such actions and the acquisition of any shares of Avatar Common Stock by the JEN Holders pursuant to the Earnout Agreement, the members of the JEN Group would not beneficially own, in the aggregate, more than 15% of the outstanding shares of Avatar Common Stock, (2) in the event the Board approves a transaction of a type described in Section 1.2(d), the members of the JEN Group will not be prohibited from voting to approve such transaction or selling any Avatar Common Stock (including by participating in a tender offer) in connection with, and pursuant to the terms of, such transaction, and (3) nothing in this Agreement will limit or affect or be deemed to apply to Reuben Leibowitz’s or Allen Anderson’s actions taken in connection with his service as a member of the Board, including without limitation discussing any proposal concerning any extraordinary transaction involving Avatar or any of its Affiliates with the Board and representatives of Avatar and its advisors who are involved in the evaluation and execution of any such proposal on behalf of Avatar.

1.3            Restriction on Transfer. From the date hereof until the second anniversary of the date hereof (the “Lockup Period”), no JEN Holder shall directly or indirectly (i) sell, transfer (including by operation of law), give, pledge, encumber, assign or otherwise dispose of (including, without limitation, any Constructive Disposition (as hereinafter defined)), or enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, gift, pledge, encumbrance, assignment or other disposition of (each, a “Transfer”), any JEN Shares acquired pursuant to the Master Agreement (or any right, title or interest thereto or therein), (ii) deposit any JEN Shares acquired pursuant to the Master Agreement into a voting trust or grant any proxies or enter into a voting agreement, power of attorney or voting trust with respect to any such JEN Shares, (iii) take any action that would make any representation or warranty of a JEN Holder set forth in this Agreement untrue or incorrect in any material respect or have the effect of preventing, disabling or delaying a JEN Holder from performing any of its obligations under this Agreement, or (iv) agree (whether or not in writing) to take any of the actions referred to in the foregoing clauses (i), (ii) or (iii) of this Section 1.3 to the extent that any such actions would be effective prior to the end of the Lockup Period. If requested by Avatar, the JEN Holders agree that all certificates representing JEN Shares acquired at the Closing pursuant to the Master Agreement may bear a prominent legend stating that such JEN Shares are subject to the transfer, voting and other restrictions described in this Agreement; provided, however, that in the event that such JEN Shares are no longer subject to the applicable restrictions pursuant to the terms of this Agreement, upon written request by the applicable JEN Holder, Avatar shall, as promptly as reasonably practicable, remove such legends from the certificates representing such JEN Shares. As used herein, the term “Constructive Disposition” means, with respect to any JEN Shares acquired pursuant to the Master Agreement, a short sale with respect to such security, entering into or acquiring an offsetting derivative contract with respect to such security, entering into or acquiring a futures or forward contract to deliver such security or entering into any other hedging or other derivative transaction that has the effect of materially changing the economic benefits and risks of ownership or any other transaction having a comparable effect. Notwithstanding the foregoing, nothing in this Agreement shall restrict the ability of a JEN Holder to (a) engage in any hedging, derivative or other transactions relating to, or to otherwise transfer, any securities of any Person other than Avatar, (b) take any of the actions described in clause (2) of the last paragraph of Section 1.2 to the extent permitted thereby, or (c) Transfer any JEN Shares acquired pursuant to the Master Agreement to the other JEN Holder or to another member of the JEN Group as long as the transferee delivers a written instrument to Avatar, in form and substance reasonably satisfactory to Avatar, confirming that such transferee is subject to and bound by all of the obligations of this Agreement (including, but not limited to, Section 1.5) as a “JEN Holder.”

1.4            Representations and Warranties of Sellers. Except for proxies and restrictions in favor of Avatar pursuant to this Agreement and except for such transfer restrictions of general applicability as may be provided under the Securities Act and the “blue sky” laws of the various states of the United States, each JEN Holder has sole voting power and sole power of disposition with respect to all of the JEN Shares listed on Exhibit A opposite its name, with no restrictions on such JEN Holder’s rights of voting or disposition pertaining thereto and no Person other than the JEN Holders has any right to direct or approve the voting or disposition of any JEN Shares. As of the date hereof, neither JEN Holder owns, beneficially or of record, any securities of Avatar other than the JEN Shares listed on Exhibit A opposite its name.

1.5            Pledge. i) Subject to clause (c) of this Section 1.5, each of the JEN Holders hereby acknowledges and agrees that, from the date hereof until the end of the Lockup Period, the JEN Shares owned by it are and shall be collateral security for the indemnification obligations of the Sellers set forth in the Master Agreement. In furtherance of the foregoing, to secure the obligations and liabilities of the Sellers under Article VIII of the Master Agreement (collectively, the "Secured Obligations"), each JEN Holder hereby pledges and assigns to Avatar and API, and grants to Avatar and API a security interest in, all of such JEN Holder’s right, title and interest, whether now existing or hereafter arising, in the JEN Shares (the "Pledged Collateral"). All certificates or instruments (if any) representing or evidencing any Pledged Collateral shall be delivered to and held by or on behalf of Avatar and API and shall either be in suitable form for transfer by delivery, or shall be accompanied by duly executed undated instruments of transfer or assignment in blank, all in form and substance reasonably satisfactory to Avatar and API. Each JEN Holder hereby authorizes Avatar and API to file one or more UCC financing or continuation statements, and amendments thereto (or similar documents required by any laws of any applicable jurisdiction), relating to all or any part of the Pledged Collateral without the signature of such JEN Holder, in each case in form and substance reasonably satisfactory to such JEN Holder.

(b)            In the event that a Purchaser Indemnified Party is entitled to indemnification from the Sellers under the Master Agreement pursuant to a claim for indemnification against Sellers under Section 8.2(a) thereof that is resolved and not otherwise satisfied by offsetting any amounts payable under the Notes, Avatar and API shall be entitled to exercise all remedies in respect of the Pledged Collateral in accordance with the Uniform Commercial Code as in effect in the State of New York from time to time, to the extent of the value of such indemnification claim.

(c)            Subject to Section 1.5(b), at 11:59 PM on the last day of the Lockup Period, notwithstanding whether any Secured Obligations remain outstanding, (i) all security interests and other liens granted to or held by Avatar and/or API pursuant to this Section 1.5 shall automatically terminate without further action with respect to the Released Shares, (ii) the pledge of the Released Shares under this Section 1.5 shall automatically terminate without further action and have no further force or effect, (iii) Avatar and API shall return to the JEN Holders within one Business Day, by overnight mail or hand delivery, all collateral in respect of the Released Shares consisting of original stock certificates and instruments in their possession, and, following which, each JEN Holder will be deemed to be fully authorized to file any applicable UCC termination statements, and (iv) Avatar and API will execute and deliver to the JEN Holders, at the JEN Holders’ request and expense, such additional documents, instruments or releases as either JEN Holder may reasonably request to further evidence the termination of all instruments of record in favor of Avatar and/or API with respect to the security interests and liens securing the Secured Obligations in respect of the Released Shares. In the event that there are any Holdback Shares on the last day of the Lockup Period, the actions described in clauses (i)-(iv) of this Section 1.5(c) shall be taken with respect to any portion of such Holdback Shares that remain outstanding to the extent that the claims in respect of which such Holdback Shares were not released on the last day of the Lockup Period have been finally resolved and, if applicable, satisfied from the Holdback Shares pursuant to Section 1.5(b).

(d)            For purposes of this Section 1.5, (i) “Released Shares” means a number of JEN Shares determined by subtracting (A) the number of Holdback Shares from (B) the total number of JEN Shares outstanding at the applicable time, and (ii) “Holdback Shares” means a number of JEN Shares determined by dividing (A) the aggregate amount, if any, of outstanding claims for indemnification against Sellers under Section 8.2(a) of the Master Agreement properly asserted in a written notice within the required timing for asserting such claim in accordance with Article VIII of the Master Agreement (but not yet resolved as of the last day of the Lockup Period) by (B) the per share price of Avatar Common Stock as of the last day of the Lockup Period based on the average of the 20 prior trading day closing prices thereof.

1.6            Definition of “Beneficial Ownership” and “Affiliates.” For purposes of this Agreement, (a) “beneficial ownership” with respect to (or to “own beneficially”) any securities shall mean “beneficial ownership” of such securities as determined pursuant to Rule 13d-3 under the Exchange Act and (b) “Affiliate” shall be deemed to have the meaning set forth in the Master Agreement; provided, however, that for the avoidance of doubt no limited partner of either JEN Holder shall be deemed to be a member of the JEN Group for purposes of this Agreement unless such limited partner is a controlled Affiliate of Reuben Leibowitz or Allen Anderson.

1.7            Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed given (i) when delivered personally by hand or (ii) one Business Day following the day sent by overnight courier, in each case at the following addresses (or to such other address as a party may have specified by notice given to the other party pursuant to this provision):

If to either JEN Holder, to:

JEN Partners, LLC
551 Madison Avenue
Suite 300
New York, NY 10022
Attn: Reuben Leibowitz

with a copy (which shall not constitute notice) to:

Jones Day
222 E. 41st Street
New York, New York 10017
Attention:	Steven C. Koppel
Andrew M. Levine

If to Avatar or API, to:

Avatar Holdings Inc.
201 Alhambra Circle, Suite 1200
Coral Gables, FL 33134
Attention: General Counsel

with a copy (which shall not constitute notice) to:

Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, New York 10153
Attention:	Simeon Gold
Jon-Paul Bernard

and

Akerman Senterfitt LLP
One Southeast Third Avenue, 25th Floor
Miami, FL 33131
Attention: Stephen K. Roddenberry

1.8            Miscellaneous.

(a)            Further Assurances. Each of the JEN Holders, Avatar and API shall use their commercially reasonable efforts to take, or cause to be taken, all actions necessary or appropriate to consummate the transactions contemplated by this Agreement

(b)            Expenses. Except as otherwise provided in this Agreement, the JEN Holders, on the one hand, and Avatar and API, on the other hand, shall each bear their own expenses incurred in connection with the negotiation and execution of this Agreement and each other agreement, document and instrument contemplated by this Agreement and the consummation of the transactions contemplated hereby and thereby.

(c)            Specific Performance. The parties acknowledge and agree that a breach of this Agreement would cause irreparable damage to the other parties hereto and that such other parties will not have an adequate remedy at law. Therefore, the obligations of the parties under this Agreement shall be enforceable by a decree of specific performance issued by any court of competent jurisdiction, and appropriate injunctive relief may be applied for and granted in connection therewith. Such remedies shall, however, be cumulative and not exclusive and shall be in addition to any other remedies which any party may have under this Agreement or otherwise.

(d)            Submission to Jurisdiction; Consent to Service of Process; Waiver of Jury Trial.

(i)             The parties hereto hereby irrevocably submit to the exclusive jurisdiction of any federal or state court located within the State of New York over any dispute arising out of or relating to this Agreement and each party hereby irrevocably agrees that all claims in respect of such dispute or any suit, action or proceeding related thereto may be heard and determined in such courts. The parties hereby irrevocably waive, to the fullest extent permitted by applicable law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each of the parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(ii)            Each of the parties hereto hereby consents to process being served by any party to this Agreement in any suit, action or proceeding by delivery of a copy thereof in accordance with the provisions of Section 1.7.

(iii)           THE PARTIES TO THIS AGREEMENT EACH HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (i) ARISING UNDER THIS AGREEMENT OR (ii) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. THE PARTIES TO THIS AGREEMENT EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

(e)            Entire Agreement; Amendments and Waivers. This Agreement represents the entire understanding and agreement among the parties hereto with respect to the subject matter hereof and can be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument making specific reference to this Agreement signed by the party against whom enforcement of any such amendment, supplement, modification or waiver is sought. No action taken pursuant to this Agreement, including any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement contained herein. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy. All remedies hereunder are cumulative and are not exclusive of any other remedies provided by law.

(f)            Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and performed in such state, without regard to principles of conflict of laws thereof (other than Section 5-1401 of the New York General Obligations Law).

(g)            Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any law or public policy, all other terms or provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

(h)            Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. Nothing in this Agreement shall create or be deemed to create any third party beneficiary rights in any person or entity not a party to this Agreement. Except as expressly permitted hereby, no assignment of this Agreement or of any rights or obligations hereunder may be made by either the JEN Holders, Avatar or API (by operation of law or otherwise) without the prior written consent of the other parties hereto and any attempted assignment without the required consents shall be void. Notwithstanding the foregoing, Avatar and API shall be permitted to assign this Agreement in connection with any consolidation or merger of Avatar and/or API, respectively, with or into another Person.

(i)             Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, and a complete set of such counterparts shall constitute one Agreement.

[Remainder of this page left intentionally blank.]

Sincerely,

AVATAR HOLDINGS INC.			AVATAR PROPERTIES INC.

By:	/s/ Patricia Kimball Fletcher		By:	/s/ Patricia Kimball Fletcher
	Name:	Patricia Kimball Fletcher		Name:	Patricia Kimball Fletcher
	Title:	Executive Vice President		Title:	Executive Vice President

ACKNOWLEDGED AND AGREED UPON
AS OF THE DATE FIRST WRITTEN ABOVE:

JEN I, L.P.			JEN RESIDENTIAL LP

By:	/s/ Reuben S. Leibowitz		By:	/s/ Reuben S. Leibowitz
	Name:	Reuben S. Leibowitz		Name:	Reuben S. Leibowitz
	Title:	Managing Member		Title:	Managing Member

[Signature Page to Voting, Standstill and Lock-Up Letter Agreement]

Exhibit A

JEN Shares

JEN Holder	Number of shares of Avatar Common Stock
JEN I	630,343
JEN Res	420,229

Exhibit A to Voting, Standstill and Lock-Up Letter Agreement